Exhibit 99.1

Behringer Harvard Announces Sale of Luxury
Multifamily Community in Fort Lauderdale Metro Area

DALLAS, November 5, 2012 — Behringer Harvard announced today that it has completed the sale of Parrot’s Landing, a 560-unit multifamily community situated on a 29-acre site in North Lauderdale, a suburb in central Broward County approximately 10 miles northwest of Fort Lauderdale. The buyer was a Toronto-based real estate investment company focusing on multifamily communities.

“Parrot’s Landing is an excellent example of our investment strategy at work, from acquisition to disposition. We acquired it at a compelling basis and have been pleased with its performance in terms of sustained occupancy and net operating income, which exceeded expectations,” said Mr. Michael O’Hanlon, Chief Executive Officer of Behringer Harvard Opportunity REIT II, Inc. “In addition to these property-level performance factors, heightened investor interest in the multifamily property sector has been compressing cap rates. These conditions combined to make this an opportune time for us to market Parrot’s Landing and capture an attractive return on our investment.”

Behringer Harvard acquired a 90 percent ownership interest in Parrot’s Landing in September 2010 through a joint venture between Behringer Harvard Opportunity REIT II, Inc., a public non-listed real estate investment trust, and Grand Peaks Properties, a Denver-based real estate firm that acquired a 10 percent ownership interest and managed the property. The Boca Raton office of ARA brokered the sale of Parrot’s Landing, which was managed by a team including Avery Klann, Marc deBaptiste, and Hampton Beebe.

The Parrot’s Landing community, at 7900 Hampton Blvd., comprises 24 three-story residential buildings constructed in two phases, three swimming pools, a fitness center, a car-care center and a lighted tennis court. Units feature up to three bedrooms and two baths and average 927 square feet. Residents of Parrot’s Landing are conveniently situated within 12 miles of major employment centers including downtown Fort Lauderdale, the Fort Lauderdale-Hollywood International Airport and the deepwater harbor of Port Everglades.

About Behringer Harvard

Behringer Harvard creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Opportunity REIT II, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Forward-looking statements in this document speak only

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as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864